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                           EXHIBIT 10(f)(I)
                        CONSULTANT'S AGREEMENT


     THIS AGREEMENT, effective this 1st day of March 2002 by and between Kaman Aerospace Corporation, a corporation organized and existing under the laws of the State of Delaware and having its office and principal place of business in Bloomfield, Connecticut (hereinafter called "Kaman"), and Admiral Huntington Hardisty, U.S. Navy (Retired) of 45 Bloomfield Avenue, Hartford, Connecticut 06105, Social Security Number ###-##-#### (hereinafter called "Consultant").

                            WITNESSETH:

     WHEREAS, Kaman's business relates to aerospace products and technology; and

     WHEREAS, Consultant has special qualifications in the areas of aerospace management, strategic planning, contracting and marketing activities, and related disciplines; and

     WHEREAS, the parties hereto have agreed to utilize Admiral
Hardisty's services as Consultant to the President to advise and consult in connection with Kaman's business in such fields upon conditions hereinafter set forth:

     NOW, THEREFORE, in consideration of the premises, the parties hereto mutually agree as follows:

     1. Consultant shall furnish to Kaman during the term of this Agreement such services commensurate with his knowledge and experience as Kaman from time to time may reasonably require. The term of this Agreement shall be for a period of one (1) year commencing on the effective date of this Agreement and expiring 28 February 2003.

     2. Consultant's services shall be performed at such locations as Kaman may reasonably request to participate in management briefings, strategic planning sessions, or other consultations as required. All services to be performed under this Agreement will be specifically directed by Kaman's President or his designee.

     3. For his services, the Consultant shall be paid at the per diem rate of One Thousand Dollars ($1,000.00) for each day of service required by Kaman and performed by Consultant. Kaman will







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guarantee payment to Consultant for a minimum of sixty (60) days per year during the term of this Agreement. Consultant will be paid on a payment schedule of Five Thousand Dollars ($5,000.00) per month through the term of this Agreement to support the minimum annual guarantee of Sixty Thousand Dollars ($60,000.00) (equivalent of sixty (60) days of service per year). In the event that the Consultant provides services in excess of the minimum annual guarantee of sixty (60) days, Kaman will pay Consultant his per diem rate. Payments shall be made monthly at the end of each month during the term of this Agreement.

     4. Consultant shall be reimbursed by Kaman for Consultant's out-of-pocket business expenses incurred in rendering his services, provided such expenses are directly incident to the performance of his services under this Agreement and that such expenses have been approved in advance by Kaman's designated representative. Such expenses shall include airlines fare, hotel bills, entertainment expenses, and other reasonable and proper expenses incurred in performing consulting work for Kaman. Consultant agrees to provide receipts for said expenses.

     5. Consultant shall keep such time records as Kaman may reasonably require. Kaman shall provide Consultant with Internal Revenue Service Form 1099 "U.S. Information Return" annually within the time provided by law for any calendar year coming within the term of this Agreement. Consultant agrees that he is obligated to pay all appropriate federal, state and local income taxes and sales or other taxes relating to this Agreement and to comply with all federal, state and local laws regarding same and further agrees to indemnify and hold Kaman harmless from any and all liability which may result from Consultant's failure to do so or from Kaman's not withholding amounts for sales or income tax or FICA. It is expressly agreed by and between Consultant and Kaman that the applicable Consultant's fee shall be the total compensation due Consultant and Consultant is not eligible for any Kaman benefits including but not limited to insurance programs, workers compensation benefits, medical benefits, vacation pay and personal time. It is understood and agreed that Consultant shall maintain his own insurance coverage, as appropriate, to cover medical, automobile and general liability (and workers compensation, if applicable) in generally acceptable amounts and Consultant shall provide Kaman with certificate or certificates evidencing such coverage at Kaman's request.













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     6.  Consultant shall use his best efforts to perform
successfully the tasks assigned to him by Kaman and shall not, without the prior written consent of Kaman, directly or indirectly, divulge information concerning or touching upon the work performed by him for Kaman. It understood that disclosure of information relating to work under Government contracts of a restricted nature to any person not entitled to receive the same, or failure to safeguard all classified matter which may come to the knowledge of Consultant in connection with such work, may subject Consultant to criminal liability under the laws of the United States.

     7. Consultant represents that there are no agreements or understandings between Consultant and any other person, partnership or corporation which prohibits the execution of the Agreement or the performance of the obligations hereunder.

     8. Consultant may terminate this Agreement with or without cause at any time. In any event, Consultant agrees to provide at least thirty (30) days prior written notice of his intent to terminate this Agreement, if such termination is to be earlier than 28 February 2003. It is expressly agreed that upon termination of this Agreement, all rights and obligations of the parties hereunder shall cease and terminate except for: 1) the payment of Consultant's fees and reimbursements of business expenses arising hereunder prior to the effective date of such termination, and 2) the obligation of confidentiality set forth in paragraph 6 above.

     9. The parties intend and agree that Consultant is acting and will act as an independent contractor and not as an employee of Kaman in performance of his services under this Agreement. During the term of this Agreement, Consultant shall not in any manner be engaged in or concerned with any business competitive with any business related to the consulting activities performed hereunder.

     10. This Agreement shall be interpreted under the laws of the State of Connecticut. Any controversy or claim arising out of or relating to this Agreement, or breach hereof shall be settled by arbitration to be held at Hartford, Connecticut in accordance with the rules of the American Arbitration Association and judgment upon the award rendered thereunder by the arbitrator(s) may be entered in any court having jurisdiction thereof.











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     11.  This Agreement constitutes the entire agreement of the parties and shall be binding on or inure to the benefit of the parties hereto. It is understood and agreed that this Agreement is personal to the Consultant and cannot be assigned or otherwise alienated in any manner.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in duplicate the day and year first above written.


                                    KAMAN AEROSPACE CORPORATION

Richard Forsberg
Witness                             By Joseph H. Lubenstein
                                    Its President
February 4, 2002                    February 4, 2002
Date                                Date


                                    ADMIRAL HUNTINGTON HARDISTY
                                    U.S. NAVY (RETIRED)
Janet Whitehead
Witness                             By Huntington Hardisty
                                    Consultant
January 25, 2002                    January 25, 2002
Date                                Date



















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